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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

      STUDENT ADVANTAGE SELLS MAJORITY OF ITS SA CASH ASSETS TO BLACKBOARD

    COMPANIES ENTER MULTI-YEAR, EXCLUSIVE MARKETING AND LICENSING AGREEMENTS

Boston and Washington, D.C., February 3, 2003 - Student Advantage, Inc. (Nasdaq:
STAD) announced today it has closed an asset purchase agreement with Blackboard Inc. under which Student Advantage has sold the majority of its SA Cash assets to Blackboard for $4.5 million in cash.

As part of the agreement, Student Advantage will become the exclusive provider of membership and rewards programs to Blackboard's client base. In addition, Blackboard and Student Advantage entered into a limited licensing agreement whereby Student Advantage will continue to offer the SA Cash product line to a set of designated colleges and universities.

"Consistent with our mission to develop standards for commerce within the higher education marketplace, we believe this relationship with Blackboard will accelerate the broad acceptance of university ID stored-value programs, an increasingly important initiative for colleges and universities throughout the country" said Raymond Sozzi, president and CEO of Student Advantage, Inc.

"Student Advantage has done a great job incubating and developing a national service for expanding student payment accounts off campus and online to local and national merchants," commented Michael Chasen, CEO of Blackboard Inc. "Our acquisition of SA Cash will expand the service to hundreds of institutions using the Blackboard Transaction System as well as alternative systems."

Luminary Capital acted as financial advisor to Student Advantage on this transaction.

In other news, the company announced it has modified its loan agreement with Reservoir Capital Partners, reducing its January 31 payment from $3.5 million to $1.5 million, leaving Student Advantage with approximately $3 million in proceeds from the sale of SA Cash to be used for ongoing working capital needs. The scheduled $4 million payment due on March 31 was unaffected.

The company is continuing discussions with a group of existing stockholders, including Sozzi, regarding a possible acquisition of the company or assets of the company.

ABOUT STUDENT ADVANTAGE

Student Advantage, Inc. (Nasdaq: STAD) is a leading integrated media and commerce company focused on the higher education market. Student Advantage works with more than 1,000 colleges, universities and campus organizations, and more than 15,000 merchant locations to develop products and services that enable students to make

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SA CASH SALE, PAGE 2

purchases less expensively and more conveniently on and around campus. The company's university and business relationships allow it to sell campus-specific consumer products and licensed collegiate sports memorabilia directly to parents, students and alumni. The company reaches its consumer base offline through the Student Advantage Membership and Campus Services and online through its highly-trafficked Web sites, studentadvantage.com, CollegeClub.com and CollegeSports.com, the hub site for its Official College Sports Network.

ABOUT BLACKBOARD INC.

Blackboard Inc. was founded with a vision to transform the Internet into a powerful environment for the education experience. Blackboard is a leading provider of e-Education solutions serving the global needs of primary and secondary schools, higher education, corporations and government agencies. Blackboard is headquartered in Washington, D.C., with offices and staff across North America, Europe and Asia. Please visit www.blackboard.com for more information.

This announcement may contain forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by Student Advantage. Investors are directed to consider the risks associated with the failure of the company to reach agreement with third parties for the acquisition of the business, the difficulties in maintaining listing on the Nasdaq National Market, the failure of the company to obtain the requisite stockholder approval, doing business with colleges and universities, the uncertain nature of the regulatory structure of the SA Cash offerings, the company's need to raise additional capital, the seasonality of the company's revenues, the cyclical nature of the company's business, economic and other conditions in the company's markets, the competitive environment, the failure to achieve the anticipated benefits of acquisitions and strategic partnerships for any reason, the company's progress to profitability and uncertainties and other risks discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Factors that May Affect Future Results" set forth in Student Advantage's Quarterly Report on Form 10-Q for the quarter ending September 30, 2002. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contacts:
Public Relations                               Investor Relations
Heidi Van Vliet                                Angela Blackman
617.912.2031                                   617.912.2071
hvliet@studentadvantage.com                    angela@studentadvantage.com